September 23, 2008
Code of Ethics
MGI FundsTM

Introduction
The MGI Funds (each a “Fund” and, collectively, the “Funds”) are committed to maintaining the highest ethical standards. An important element of the Funds’ commitment is their philosophy of always putting shareholder interests ahead of the interests of the Funds’ officers, trustees and service providers. This means that covered persons of the Funds must conduct their personal securities transactions in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of their positions of trust and responsibility. It also means that covered persons must ensure that their decisions are not based on information they have obtained as a result of their position with the Funds.
The Board of Trustees (“Board”) of the Funds has adopted this Code pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). This Code is designed to provide the Funds with a high level of confidence that the activities of covered persons and service providers do not conflict with the interests of Funds or their shareholders.
Policy
It is unlawful for a covered person in connection with his or her purchase or sale of a reportable security held or to be acquired by the Fund:
▪	To employ any device, scheme or artifice to defraud the Fund;

▪	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

▪	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

▪	To engage in any manipulative practice with respect to the Fund.
Procedures
Who is covered by the code?
This Code governs personal investment activities by officers and trustees of the Funds (each a “covered person,” and, collectively, “covered persons”). It also applies to each Fund’s investment adviser and subadviser. Upon the determination that a person is a covered person, the Funds’ Chief Compliance Officer (the “CCO”) will provide the covered person with a copy of this Code and inform them of their reporting obligations under the Code. Covered persons subject to a code of ethics compliant with Rule 17j-1 under the 1940 Act are exempt from this Code.
What securities are covered by the code?
For purposes of the Code, reportable security means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:
▪	Direct obligations of the Government of the United States;

▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

▪	Shares issued by open-end mutual funds.

Reportable security generally includes any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices).
What accounts are covered by the code?
For purposes of this Code, an account includes all securities accounts in which a covered person has a beneficial interest or over which a covered person has investment discretion or other control or influence. They include accounts held at a broker-dealer, transfer agent, investment adviser or other financial services firm. They also include IRAs, 401(k) accounts held at MMC or another employer and brokerage accounts established by MMC on behalf of a colleague for purposes of holding MMC equity received in connection with a bonus deferral, long-term-incentive award, or other incentive program. They do not include accounts over which a colleague has no direct or indirect influence or control.
Pre-approval of certain transactions
Covered persons must obtain approval from the CCO before directly or indirectly acquiring beneficial ownership1 in any securities in an initial public offering or in a limited offering2.
Reporting requirements
Covered persons must report the information set forth below to the CCO.
Initial holdings report
Covered persons must disclose the following information to the CCO within 10 calendar days of becoming a covered person:
▪	The title, number of shares and principal amount of each reportable security in which the covered person had any direct or indirect beneficial ownership when the person became a covered person; and

▪	The name of any broker, dealer or bank with which the covered person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became a covered person.
Initial holdings reports must be submitted using the form provided by the CCO, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming a covered person.
Annual holdings report
Annually, covered persons disclose the following information to the CCO:

[1]	Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

[2]	A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

▪	The title, number of shares and principal amount of each reportable security in which the covered person had any direct or indirect beneficial ownership when the person became a covered person; and

▪	The name of any broker, dealer or bank with which the covered person maintained an account in which any securities were held for the direct or indirect benefit of the covered person.
Annual holdings reports must be submitted using the form provided by the CCO, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming a covered person.
Quarterly transactions reports
Covered persons must disclose the following information to the CCO within 10 calendar days after the end of a calendar quarter with respect to any transaction during the quarter in a reportable security in which the covered person had any direct or indirect beneficial ownership:
▪	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each reportable security involved;

▪	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

▪	The price of the reportable security at which the transaction was effected; and

▪	The name of the broker, dealer or bank with or through which the transaction was effected
Covered persons must disclose the following information to the CCO within 10 days after the end of a calendar quarter with respect to any account established by the covered person in which any securities were held during the quarter for the direct or indirect benefit of the covered person:
▪	The name of the broker, dealer or bank with whom the covered person established the account; and

▪	The date the account was established,
Quarterly transaction reports must be submitted using the form provided by the CCO and must be dated. Covered persons are deemed to have complied with the transaction reporting requirements of this section if the CCO receives duplicate statements and confirmations directly from their brokers.
Exceptions from reporting requirements
Covered persons do not need to report transactions effected for, and reportable securities held in, any account over which the person has no direct or indirect influence or control.

Independent trustees need not make:
▪	An initial holdings report;

▪	An annual holdings report; or

▪	A quarterly transaction report, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a reportable security, a Fund purchased or sold the reportable security, or a Fund or its investment adviser or subadviser considered purchasing or selling the reportable security.
Application to Mercer and the Funds’ subadvisers
As a condition of not having to comply with this Code, Mercer and each of the Funds’ subadvisers are required to adopt a code of ethics in compliance with the Rule 17j-1 under the 1940 Act and provide the CCO with a copy of the code of ethics and any subsequent amendments. Mercer and each subadviser is responsible for enforcing its code of ethics and reporting to the CCO on a timely basis any violations of the code of ethics and resulting sanctions. In addition, each year, Mercer and each subadviser must provide the Board with:
▪	A written report that describes any issues arising under the its code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

▪	A certification that it has adopted procedures reasonably necessary to prevent covered persons from violating the code.
Administration
Federal law requires that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. The CCO will keep records of any violation of the Code and of the actions taken as a result of such violations.
Review
The CCO will review on a regular basis the reports filed pursuant to the Code. In this regard, the CCO will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.
Violations
When potential violations of the Code come to the attention of the CCO, the CCO will investigate the matter. Upon completion of the investigation, if necessary, the matter will be reviewed with the Board, and a determination will be made as to whether any sanction should be imposed as detailed below.
Violations of this Code may result in the imposition of such sanctions as the Board deems appropriate under the circumstances, which may include, but are not limited to, removal from office. The Board may take into account any factors that it determines to be appropriate in imposing sanctions. Such factors may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action.
Annual reports to the Board
Each year, the CCO will provide the Board with a written report that:
▪	Describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

▪	Certifies that the Funds have adopted procedures reasonably necessary to prevent covered persons from violating the code.
Exemptions
The CCO may grant exemptions from the requirements of this Code in appropriate circumstances upon written request from a covered person. The decision to grant a request for exemption is solely within the discretion of the CCO.
Recordkeeping
The Funds, Mercer and the Funds’ subadvisors must, at their respective principal places of business, maintain records in the manner and to the extent set forth below, and must make these records available to the Securities and Exchange Commission (“SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:
▪	A copy of each Code for the organization that is in effect, or at any time within the past seven years was in effect, must be maintained in an easily accessible place;

▪	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least seven years after the end of the fiscal year in which the violation occurs;

▪	A copy of each report made by a covered person required herein must be maintained for at least seven years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

▪	A record of all persons, currently or within the past seven years, who are or were required to make reports as required herein, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

▪	A copy of each report as required herein must be maintained for at least seven years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
Questions
Covered persons are encouraged to bring to the CCO any questions they may have about interpreting or complying with this Code, about securities accounts or personal trading activities of themselves or their family or household members.